EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (333-263214 and 333-203311) of our report dated July 14, 2022 with respect to the audited financial statements of Solitron Devices, Inc. (the “Company”), appearing in this Annual Report on Form 10-K for the year ended February 28, 2022.

/s/ MaloneBailey, LLP

www.malonebailey.com

Houston, Texas

July 14, 2022